Exhibit 10.1

DATED	APRIL 25, 2019

BETWEEN

CONMED U.K. LIMITED            (1)

PAT BEYER                    (2)

SERVICE AGREEMENT

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1
2	TERM OF EMPLOYMENT	2
3	JOB TITLE AND DUTIES	2
4	EMPLOYEE WARRANTIES	4
5	PLACE OF WORK	5
6	REMUNERATION AND BENEFITS	5
7	EXPENSES	8
8	NORMAL HOURS OF WORK	8
9	HOLIDAY ENTITLEMENT	8
10	NOTIFICATION OF SICKNESS OR OTHER ABSENCE AND MEDICAL EXAMINATION	9
11	SICK PAY	10
12	CONFIDENTIALITY	11
13	DISCIPLINARY AND GRIEVANCE PROCEDURES	13
14	NOTICE PERIOD AND TERMINATION OF EMPLOYMENT	13
15	GARDEN LEAVE	14
16	TERMINATION WITHOUT NOTICE	15
17	RESTRICTIVE COVENANTS	16
18	INTELLECTUAL PROPERTY RIGHTS	19
19	RECORDED MATERIAL AND COMPANY PROPERTY	21
20	DATA PROTECTION	21
21	INTERNET, E-MAIL AND SOCIAL MEDIA	22
22	ETHICAL BUSINESS CONDUCT	22
23	RECONSTRUCTION AND AMALGAMATION	22
24	COLLECTIVE AGREEMENTS	22
25	MISCELLANEOUS	22
26	ENTIRE AGREEMENT	23
27	NO ASSIGNMENT	23
28	THIRD PARTY RIGHTS	23
29	NON-WAIVER	23
30	VARIATION	24
31	APPLICABLE LAW AND JURISDICTION	24

Parties:

(1)
CONMED U.K. LIMITED a company registered in England and Wales with company number 03535936 whose registered office is situated at 73/74 Shrivenham Hundred Business Park, Swindon SN6 8TY ("we", "us", "the Company")

(2)	PAT BEYER of The Dial House, St Peter Street, Marlow, Buckinghamshire SL7 lNQ ("you")

1.	Definitions and Interpretation

1.1	In this Agreement the following expressions will, unless the context otherwise requires, have the meanings set opposite them:
"Board" means the Board of Directors of the Company from time to time or its duly authorized representative;
"Business" means the business of the development, marketing, distribution and sale of surgical and patient monitoring medical device products and services as currently conducted, and as they may be conducted in the future, as well as any other products and services as carried on by the Company and any Group Company from time to time during any period in which you were employed by or provided services to the Company or any Group Company;
"Company Intellectual Property" means Intellectual Property Rights created by you (whether jointly or alone) in the course of your employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;
"Garden Leave" means any period during which the Company exercises its rights under clause 15;
"Group Company" means the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time (for which purpose "holding company" and "subsidiary" shall have the meanings ascribed to them by Section 1159 of the Companies Act 2006 as amended) or any other business controlled by the Company or CONMED Corporation ("CONMED");
"Intellectual Property Rights" means patents, Inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get‑up, goodwill, rights to sue for passing off, design rights, semi‑conductor topography rights, database rights, Confidential Information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
"Invention" means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium;

"Termination Date" means the date on which your employment terminates or, if the Company exercises any of its powers under clause 16.l, 12 months immediately before the date such powers are exercised and references to "from the Termination Date" mean from and including the date of termination;
"WTR" means the Working Time Regulations 1998.

1.2	In this Agreement:

1.2.1	words and expressions defined in the Companies Act 2006, unless the context otherwise requires, have the same meanings when used in this Agreement;

1.2.2	any reference to this Agreement or to any other document include any permitted variation or amendment to this Agreement or such other document;

1.2.3	the use of the singular includes the plural and vice versa and words denoting any gender will include a reference to each other gender;

1.2.4	any reference to a clause or schedule is, except where expressly stated to the contrary, reference to the relevant clause of or schedule to this Agreement;

1.2.5	clauses and schedule headings and the use of bold type are included for ease of reference only and will not limit or affect the construction or interpretation of any provision of this Agreement;

1.2.6
any reference to any statute, statutory instrument, order, regulation or other similar instrument (including any EU order, regulation or instrument) will be construed as including references to any statutory modification, consideration or re-enactment of that provision (whether before or after the date of this Agreement) for the time being in force including all instruments, orders or regulations then in force and made under or deriving validity from it;

1.2.7	any phrase introduced by the terms 'include', 'including', 'in particular' or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.

2.	Term of Employment

2.1
Your employment with the Company began on 9 December 2014 and this is the date that your continuous employment commenced. It shall continue subject to the remaining terms of this Agreement unless or until determined by either you or the Company in accordance with clause 14 or clause 15 below. No employment with any previous employer counts towards your continuous period of employment with the Company.

3.	Job Title and Duties

3.1
Your job title is President, International and/or such other position or capacity with such job title and duties and other additional responsibilities as the Board may from time to time reasonably decide, and subject to the terms and conditions set out in this Agreement. Unless otherwise notified, you will report to Curt Hartman, the CEO of CONMED ("the CEO") and will be responsible for managing, supervising and overseeing CONMED's international business. Your job responsibilities will include leading the Corporate Research and Development function and acting as President of International.

3.2
You are required to devote your full time and attention to the performance of your duties and to act in the best interests of the Company and all Group Companies at all times. You may be required to perform services for any Group Company without further remuneration (unless otherwise agreed) and your obligations under this Agreement will equally apply to such Group Company. However, the Company has no duty to provide any work to or vest any powers in you, and you shall have no right to perform any services for the Company or any Group Company.

3.3
You shall act to the best of your abilities, knowledge and expertise in carrying out your duties, and you shall use your best endeavors to maintain, develop and extend the business for the Company. You shall not do or willingly permit to be done anything which materially harms the interests of the Company or any Group Company. You shall at all times and in all respects promptly and faithfully comply with the proper and reasonable directions of the CEO and will keep the CEO fully and promptly informed (in writing if so required) of your conduct of the business and give the CEO such information relating to the Company and any Group Company to which your duties relate as may be requested from time to time.

3.4
You shall comply with all rules, regulations, codes of practice, codes of conduct, policies and procedures that relate to the Company or any Group Company and shall use your best endeavours to ensure that the Company and each Group Company complies in all material respects with the rules, procedures, policies and codes of any professional organisation or association of which it is or they are a member.

3.5	Without prejudice to the generality of clause 3.3 you shall ensure that the CEO is promptly made aware of:

3.5.1	any activity, actual or threatened, which might materially affect the interests of the Company and/or any Group Company;

3.5.2	any actual, potential, or maturing business opportunity enjoyed by the Company or any Group Company;

3.5.3
your own misconduct or the misconduct of any agent, employees, officer, or worker of the Company or any Group Company of which you are, or ought reasonably to be, aware that may be material to the Company or any Group Company;

3.5.4
any material offer of engagement or approach made by a competing business to you or any agent, employee, officer, or worker of the Company or any Group Company of which you are, or ought reasonably to be, aware;

3.5.5
any other material matter relating to the Company or any of its officers or employees which you become aware of, and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996.

3.6
You will not without the CEO's prior written consent: (a) incur any expenditure in excess of the amount authorised under the Group Approval Authority Matrix (as amended from time to time), (b) enter into any commitment, contract or arrangement outside the scope of your normal duties, or (c) hold yourself out as having authority to do any of the acts described in this clause.

3.7	During your employment (including any period of notice), you will not without first obtaining the CEO's prior written consent:

3.7.1
be engaged or interested, either directly or indirectly (through any member of your family or household or otherwise), in any capacity in any trade, business or occupation whatsoever, other than the Business of the Company or a Group Company, provided that you shall not be prohibited from holding (whether directly or indirectly), for investment purposes only, not more than 5% of the shares or stock of any class of any public company quoted or dealt in on a recognised stock exchange);

3.7.2	take any steps that are preparatory to competing with the Business of the Company or any Group Company other than making a bona fide application for new employment;

3.7.3	accept any benefits from third parties or take undeclared profits from your position; or

3.7.4	pledge the credit of the Company or any Group Company, other than in the day to day running of the Business or enter into any contracts or obligations involving the Company or any Group Company.

3.8
You confirm that you have disclosed in writing to the CEO all circumstances existing at the date of this Agreement which would require the consent of the CEO under clause 3.7 above and all circumstances in respect of which there is, or may be, a conflict of interest between the Company or any Group Company and you or any of your connected person. You agree to disclose fully to the CEO any such circumstances which may arise during your employment.

3.9
You agree to accept (if offered) appointment as a director of the Company or any Group Company with such executive powers as the Board shall decide in its absolute discretion and resign any such appointment if requested by the Board without any claim for damages or compensation. You agree that if you fail to resign any such appointment, the Company is hereby irrevocably authorised to appoint an individual in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. Termination, at the Board's request, of a directorship of other office held by you, will not terminate your employment or amount to a breach of the terms of this Agreement by the Company. You also agree to adhere to the Group Company’s policies, as they may be amended from time to time, with respect to services on the board of directors of any non-Group Company.

4.    Employee Warranties

4.1	You represent and warrant that:

4.1.1
you will not, as a consequence of entering into or performing this Agreement or any other agreements or arrangements made between you and the Company or any Group Company, be in breach of any terms binding upon you of any contract, agreement, undertaking, court order or arrangement with, or any obligation to any third party;

4.1.2	you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment;

4.1.3
you are not subject to any restriction which will hinder or restrict you from performing any duties which you are or may be required to perform under this Agreement or any other agreements or arrangements made between you and the Company or any Group Company;

4.1.4	you have no unspent criminal convictions;

4.1.5
you will whenever required co-operate fully with all requests for the completion of any form of background check or referencing that may be required by law or otherwise reasonably specified for the performance of your contractual duties;

4.1.6
all of the information that you have provided to the Company, and any third party acting on behalf of the Company, prior to the commencement of your employment is to your knowledge complete, true and up-to-date and you have not deliberately omitted any information relevant to your employment.

5.	Place of Work

5.1
You shall be required to work such hours and travel within and outside of the United Kingdom as may reasonably be required for the proper performance of your duties as President of CONMED International.

6.	Remuneration and Benefits

6.1
You will be paid a basic salary of £ 319,000 per annum, in such instalments consistent with the Company’s compensation practices as they may change from time to time. Payment will normally be made by credit transfer into a bank account nominated by you. You acknowledge that you shall not be entitled to receive further remuneration in respect of overtime.

6.2
Provided that you hold a current driving licence, you will be eligible for a car allowance paid monthly in equal instalments of £1,000 per month, on or before the 24th day of every month or as soon thereafter as practicable (the "Car Allowance"). This payment will be subject to normal deductions for tax and National Insurance contributions (as applicable). The Car Allowance shall not be treated as part of your salary for any purpose and shall not be pensionable. The Company reserves the right to vary or withdraw the Car Allowance in any way at any time, including by reducing the amount payable to you, upon giving reasonable notice. You shall immediately inform the Company if you are disqualified from driving, and in that case shall cease to be entitled to receive the Car Allowance under this clause 6.2.

6.3
You will have a performance review periodically at a time of the Company's choosing, at which time the Company will also review your salary. Additional reviews of your performance may take place at the Company's absolute discretion. The Company is under no obligation to increase any element of your remuneration following any performance review. There will be no review of salary after either you or the Company has given notice to terminate your employment.

6.4
You may participate in the Company's occupational pension scheme (or such other registered pension scheme as may be established by the Company to replace this scheme) (the “Scheme”) subject to the rules of the Scheme as amended from time to time. For each year in which you participate in the Scheme, the Company shall make a contribution to the Scheme of £10,000 per annum (“Scheme Contributions”). Scheme Contributions shall be made by way of a deduction from your salary and shall subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases as amended from time to time. In the event that your participation in the Scheme ceases for any reason, the Company’s payment of Scheme Contributions shall cease with immediate effect. Full details of the Scheme may be obtained from the HR department. The Company will also pay you a pensions allowance of £69,382.34 per annum, subject to normal deductions for tax and National Insurance contributions (the “Pension Allowance”). The Pension Allowance shall not be treated as part of your salary for any purpose, and the Company reserves the right to vary or withdraw the Pension Allowance at any time.

6.5
The Company may award discretionary bonuses from time to time, subject to such terms and conditions as may be decided from time to time by the Board. Where the Company decides to award a bonus, it will normally be dependent on both your and the Company's performance although the award of any bonus is entirely at the Company's discretion. The award of a bonus in one year does not imply any entitlement in respect of future years and there will be no entitlement to receive any bonus if your employment has terminated or you are under notice of termination at the expected date for payment. You may also be eligible to participate in the Conmed Corporation Executive Severance Plan and Conmed Corporation Executive Bonus Plan, subject to the terms and conditions of these plans as may be in force from time to time (collectively referred to as the “Executive Plans”). Details of the Executive Plans will be provided to you separately.

6.6
Without prejudice to the Company's right to vary or discontinue any such benefits at its sole discretion, the Company shall, subject to clauses 6.7 - 6.11 (inclusive) below, provide you with the following benefits, particulars of which may be obtained from your line manager:

6.6.1
death in service cover of a sum equal to 3 times your basic annual salary, in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time, and subject to terms and conditions applicable to any such insurance;

6.6.2
private medical insurance for you, in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time, and subject to the terms and conditions applicable to any such insurance;

6.6.3
subject to the Company's right to terminate your employment in accordance with this Agreement, long-term disability insurance, in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time, and subject to the terms and conditions applicable to any such insurance (the "Disability Insurance Scheme"). You may be eligible to receive a payment from the Disability Insurance Scheme where you have been absent from work due to ill health for a continuous period of 28 weeks and you meet all the other qualifying criteria stipulated by the insurers; and

6.6.4
personal accident and travel insurance, in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time, and subject to the terms and conditions applicable to any such insurance.

6.7
The Company may at its absolute discretion discontinue, vary or amend any of the benefits referred to in clause 6.5 or 6.6 above at any time without compensation. The Company may also, at its discretion, change the provider of any of the benefits under clause 6.

6.8
During any period in which you are eligible to receive benefits under the Disability Insurance Scheme, the Company's obligations under this Agreement shall be limited to paying to you such sums as it receives in respect of you under the Disability Insurance Scheme, and for the avoidance of doubt you agree in such circumstances to accept such sums in place of further payment of salary and any other remuneration including bonus and the provision of a Car Allowance under the terms of this Agreement. During any such period you shall continue to be bound by all your obligations (other than to provide your services) under this Agreement.

6.9
The benefits referred to in clause 6 above are conditional on the relevant insurer accepting cover for you and accepting liability for any particular claim. In the event that the relevant insurer does not accept cover or liability in respect of you, or any claim by you in respect of the benefits referred to in clause 6, the Company shall have no obligation to provide any alternative benefit or cover in this regard or to pay any compensation in lieu of such benefit.

6.10
Upon termination of your employment, however arising, any and all benefits referred to under clause 6 of this Agreement shall cease with effect from the date of termination, and you shall not be entitled to any compensation for the loss of (a) any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme or any Executive Plan, or (b) the benefits referred to in clause 6.6, operated by the Company or any Group Company in which you may participate. The provision of the benefits at clause 6.6 shall not restrict the Company's ability to terminate your employment in accordance with this Agreement for any reason.

6.11
Tax, employee's National Insurance contributions and any other deductions required by law will be deducted from all sums due to you, where appropriate. The Company is also entitled to deduct from your salary or any other payment due to you from the Company any sums owed by you. Such sums include, without limitation, repayment of any loans or advances made to you by the Company, repayment of any excess holiday pay, overpayment of salary or other benefits received by you from the Company and the cost of any damage to or loss of the Company's property caused by you.

6.12	On termination of your employment for whatever reason you may be required to pay, at the Company's discretion, any sums owed to the Company as a debt within 30 days of termination.

7.	Expenses
The Company will reimburse you for all expenses reasonable and authorised out of pocket expenses which are wholly, necessarily and exclusively incurred by you in the discharge of your duties, in accordance with any policy on expenses issued by the Company from time to time, and subject to you providing the Company with such vouchers/receipts or other evidence of actual payment of such expenses as the Company may reasonably require. If you are provided with a credit or charge card by the Company, this must only be used for expenses which you incur in performing the duties of your employment as set out above in clause 3.

8.	Normal Hours of Work

8.1
You acknowledge that, as an employee with autonomous decision-making powers, and subject to your compliance with your duties under clause 3 of this Agreement, you can determine your own working hours and that as such your working time is not measured or pre-determined. Accordingly, the regulations relating to maximum weekly working time, night work, daily and weekly rest periods in the WTR shall not apply to you during your employment. Notwithstanding that, to the extent that the above-referenced provisions of the WTR do apply to you, you agree in accordance with Regulation 5 of the WTR that the limit of maximum weekly working time set out in Regulation 4(1) of the WTR will not apply to you during your employment. You acknowledge that you may terminate such opt out at any time by giving the Company not less than three months' written notice.

9.	Holiday Entitlement

9.1
You are entitled, in addition to the eight normal bank or public holidays, to take 28 working days in each holiday year, which runs from I January to 31 December ("Holiday Entitlement"). You will be paid your normal basic remuneration during such holidays and may be required to take some holiday during the Christmas holiday period at the Company's discretion. Holiday Entitlement is inclusive of statutory holiday under the WTR ("Statutory Holiday"). In any holiday year, the first 5.6 weeks of any holiday taken by you shall be deemed to be Statutory Holiday, and the first 4 weeks of any holiday taken by you shall be deemed to be leave under Regulation 13 of the WTR ("Regulation 13 Leave").

9.2	You are entitled to one-twelfth of your annual entitlement for each month of service rounded up to the nearest half day.

9.3
The Company reserves the right to require you to take any accrued but unused Holiday Entitlement during any period of notice given to terminate your employment, or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.

9.4
Untaken Holiday Entitlement at the end of the holiday year cannot be carried forward into any following holiday year, and such Holiday Entitlement will be forfeited without any right to payment in lieu, unless you have been unavoidably prevented from taking such holiday during the relevant year because of sickness absence or statutory maternity, paternity or adoption leave, in which case you shall be entitled to carry forward up to four weeks' Regulation 13 Leave in the case of sickness absence and any accrued untaken Holiday Entitlement in the case of absence due to statutory maternity, paternity, adoption or shared parental leave. Any Regulation 13 Leave carried forward due to sickness absence must be taken within a 15 month period immediately following the end of the leave year in which it accrued.

9.5
If you are ill while on personally chosen holiday and have a doctor's certificate that confirms the number of days' illness, you will be allowed to take the number of days you were ill as holiday at a later time within the same holiday year.

9.6	During any continuous period of absence due to incapacity of one month or more you shall not accrue any holiday in excess of your entitlement to Regulation 13 Leave.

9.7
Subject to clause 9.8, upon termination of your employment you shall either be entitled to salary in lieu of any outstanding Holiday Entitlement, or be required to repay to the Company any salary received in respect of Holiday Entitlement taken in excess of your proportionate Holiday Entitlement, and any sums repayable by you may be deducted from any outstanding salary or other payments due to you.

9.8
If you terminate your employment without the Company's consent before the expiry of the notice required to be given by you pursuant to clause 14.1, or without giving any notice, or if the Company terminates your employment for gross misconduct, you will only be entitled to be paid a nominal sum of £1 in respect of your accrued but untaken holiday.

10.	Notification of Sickness or Other Absence and Medical Examination

10.1
If you are unable to attend work for any reason and your absence has not previously been authorised by the Company, you must inform an appropriate manager at the Company of your absence and the full reasons for promptly. If you expect to be off for multiple days, you should notify the Company on your first day of absence with an indication of how long you expect to be absent. You must keep the Company informed on a regular basis of your progress and the date of your expected return to work.

10.2
If you are absent from work on account of sickness or injury for a period of less than seven days (including weekends), you need not produce a medical certificate unless you are specifically requested to do so.

10.3
If you are absent from work due to sickness or injury for seven days or more (including weekends) you must provide the Company with a medical certificate or fit note by the eighth day of sickness or injury. Further medical certificates must be provided to the Company on a weekly basis thereafter to cover any continued absence.

10.4
You agree that, any time during your employment you will consent, if required by the Company, to a medical examination by a medical practitioner nominated by the Company, at the Company's expense. You agree to authorise the medical practitioner to disclose to and discuss with the Company's HR Manager the result of any such medical examination. The Company reserves the right to postpone your return to work after a period of absence in respect of which you have provided a sickness certificate or fit note until it has received a report from a medical practitioner confirming that you are fit to return.

11.	Sick Pay

11.1
If you are absent from work due to sickness, injury or accident then, subject to your compliance with the requirements in this clause 11 and with any applicable provisions of the Company's Sick Pay and Absence Policy in force from time to time, and subject to the Company's right to terminate your employment for any reason, you will be paid company sick pay in accordance with clause 11.2 ("Company Sick Pay")

11.2	Company Sick Pay will be paid for up to a maximum of 26 weeks in any 12 month period and when payable will be as follows:

11.2.1	if you have been employed for more than 90 days but less than 1 year: normal basic salary for 6 weeks;

11.2.2	if you have been employed between 1 year and 5 years: normal basic salary for 12 weeks;

11.2.3	if you have been employed for more than 5 years: normal basic salary for 26 weeks. ·
Once Company Sick Pay under this clause has expired, you shall have no further entitlement to Company Sick Pay until you have returned to work for a consecutive period of eight weeks.

11.3
Where a continuing period of sickness absence covers an anniversary of employment, which would otherwise have entitled you to an increased period of Company Sick Pay in accordance with clause 11.2 above, the lower entitlement will continue to apply for that episode of sickness absence.

11.4
Company Sick Pay paid to you under clause 11.2 above shall be inclusive of any statutory sick pay ("SSP") to which you may be entitled under the provisions of the Social Security Contributions and Benefits Act 1992. For SSP purposes, your qualifying days shall be your normal working days. In the first 90 days of your employment, you will not be entitled to any payment other than SSP, where this is payable in accordance with the SSP rules.

11.5
If your role is eligible for sales bonus in accordance with clause 6.5 above, your entitlement (if any) to such payments during periods of sickness absence will be governed by the terms of the commission/bonus policy in force from time to time.

11.6
If you are provided with items to enable you to carry out your duties (including but not limited to car fuel cards, mobile phones and laptops) the Company may at its discretion require you to return these items or to cease using them for any periods during which you are absent through illness or injury.

11.7
If you are absent from your duties due to sickness or injury for a period or periods in excess of your maximum Company Sick Pay entitlement, the Company shall not be required to pay you any salary or any other form of remuneration apart from any SSP entitlement (if applicable) for the remainder of the period of absence during which your Company Sick Pay entitlement is exhausted. Entitlement to Company Sick Pay for any further periods of absence will be determined according to the amount of Company Sick Pay already received over a 12 month reference period as specified in clause 11.2.

The Company at its absolute discretion may decide to pay additional sick pay in excess of your contractual and statutory entitlements, in which case you agree that such payments will not be considered regular or as setting a precedent for future payments.

11.8
Your entitlement (if any) to company pension contributions and Car Allowance will cease for periods during which you are not entitled to Company Sick Pay in accordance with clause 11.2 above. Further information can be found in the company car policy in force from time to time.

11.9
If you are absent from work because of illness or incapacity for 12 continuous weeks or an aggregate of 28 weeks or more in any twelve (12) month period from the Company, you agree that the Company has the right to terminate your employment in writing at any time during the period for which you are ill or incapacitated, or otherwise appoint another person or persons to perform your duties until such time as you are able to fully resume the performance of your duties. The right of the Company to terminate your employment under the terms of this Agreement will apply even where such termination would or might cause you to forfeit any entitlement to Company Sick Pay, long term disability payments or any other payments.

11.10	The Company shall be entitled to deduct from any Company Sick Pay or any other such remuneration that may be paid to you any sickness or injury benefits otherwise recoverable by or payable to you.

11.11
If any period of sickness absence is or reasonably appears to be caused by any third-party actions in respect of which damages are or may be recoverable, you must immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall include in any claim for damages against such third party a claim in respect of monies paid by the Company under this clause 11 and shall receive the Company Sick Pay (other than the SSP element) as loans by the Company to you (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment). You shall repay such loans (net of costs) when and to the extent that you recover compensation for loss of earnings from the third party by action or otherwise.

12.	CONFIDENTIALITY

12.1
In this Agreement "Confidential Information" shall include all information relating to the Business and/or the financial affairs of the Company or any Group Company, and the Company's and/or any Group Company's agents, customers, prospective customers or suppliers, and in particular shall include:

12.1.1
the business methods and information of the Company and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

12.1.2
lists and particulars of the Company's and any Group Company's suppliers and customers and the individual contacts at such suppliers and customers, and the details of any Customer (as defined in clause 17) whom you have encountered in the course of your employment with the Company;

12.1.3	details and terms of the Company's and any Group Company's agreements with suppliers and customers;

12.1.4	secret manufacturing or production processes and know how employed by the Company and any Group Company or their suppliers;

12.1.5	confidential details as to the design of the Company's and any Group Company's and their suppliers' products and inventions or developments relating to future products;

12.1.6	details of any promotions or future promotions or marketing or publicity exercises planned by the Company and any Group Company;

12.1.7	details of any budgets or business plans of the Company and any Group Company; and

12.1.8	any information which may affect the value of the Business or the shares of the Company or any Group Company, whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential.

12.2
You shall not, at any time during your employment nor at any time after its termination, except for a purpose of the Company or a Group Company, directly or indirectly use or disclose trade secrets or Confidential Information. You shall use your best endeavours to prevent the use or disclosure by or to any person of any Confidential Information. If you misuse or disclose to an unauthorised person Confidential Information you may be subject to disciplinary action which may result in your dismissal. A serious breach of this clause 12.2 by you may result in your immediate dismissal without notice or pay in lieu of notice.

12.3	The restriction in clause 12.2 shall apply during and after the termination of your employment without any time limit.

12.4	You shall not be restrained from using or disclosing any confidential information which:

12.4.1	you are authorised to use or disclose by the Board;

12.4.2	has entered the public domain, unless it appears in the public domain as a result of an unauthorised disclosure by you or anyone else employed or engaged by the Company or any Group Company;

12.4.3	you are required to disclose by law; or

12.4.4
you are entitled to disclose under section 43A of the Employment Rights Act 1996, provided that the disclosure is made in an appropriate way to an appropriate person, having regard to the provisions of that Act;

12.4.5	provided that, in the case of any disclosure under clauses 12.4.3 or 12.4.4, you shall (to the extent permitted by the applicable laws) notify the Company in advance of the disclosure.

12.5
You shall not make copies of any document, memoranda, correspondence (including emails), computer disk, CD-ROM, memory stick, video tape or similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company or any Group Company, other than in the proper performance of your duties under this Agreement, except with the written authority of the CEO.

12.6	You shall not make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company without the prior written consent of the CEO.

13.	DISCIPLINARY AND GRIEVANCE PROCEDURES

13.1
The disciplinary procedure which applies to you, is contained in the Employee Handbook. If you are dissatisfied with any disciplinary or dismissal decision taken in relation to you, you may appeal in writing to the EVP Human Resources of the Company, as further specified in the disciplinary procedure.

13.2
If you have a grievance about your employment, you are entitled to raise a complaint in writing to your line manager, or as otherwise specified under the Company's grievance policy, which is contained in the Employee Handbook.

13.3
The grievance and disciplinary procedures are not contractually binding on the Company. The Company may alter them, or omit any or all of their stages, at its sole discretion when it considers appropriate.

13.4
In order to investigate a complaint against you, the Company may at its absolute discretion suspend you from work on full pay and benefits and exclude you from any premises of the Company and any Group Company for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings and may appoint someone in your absence to perform your duties. The Company shall not be required to give any reason for exercising its rights under this clause.

13.5	During any period of suspension:

13.5.1	you shall remain an employee of the Company and bound by the terms of this Agreement;

13.5.2	you shall ensure that the Company knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

13.5.3
the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

14.	NOTICE PERIOD AND TERMINATION OF EMPLOYMENT

14.1	Either party may terminate your employment under the terms of this contract by giving to the other six months' written notice.

14.2
The Company may at any time, in its sole and absolute discretion, lawfully terminate this agreement with immediate effect by notifying you in writing that the Company is exercising its right under this clause 14.2 and that it will make within 28 days a payment to you in lieu of notice of all or the remaining part of any period of entitlement to notice ("Payment in Lieu"). The Payment in Lieu will be equal to your basic salary for the then unexpired period of notice.

14.3
The Company may pay any sums due under clause 14.2 in equal monthly instalments until the date on which the notice period referred to at clause 14.1 would have expired (if notice had been given). You shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

14.4
You shall have no right to receive a Payment in Lieu of notice unless the Company has exercised its discretion in clause 14.2. Nothing in this clause 14 shall prevent the Company from terminating your employment in breach.

14.5
Notwithstanding clause 14.2 you shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate your employment without notice in accordance with clause 15. In that case the Company shall also be entitled to recover from you any payment in lieu (or instalments thereof) already made.

14.6
You expressly agree that the Company may make such deductions from Salary or other payments due on the termination of or during your employment as may be necessary to reimburse the Company for sums paid out by the Company to or on behalf of you but which are recoverable by it including but not limited to loans, advances, relocation expenses and excess holiday payments.

15.	GARDEN LEAVE

15.1
Following notice to terminate your employment being given by the Company or you, or if you purport to terminate your employment in breach of contract, the Company may in its absolute discretion require you not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the applicable notice period required under clause 14.1 (the "Garden Leave Period"). During any Garden Leave Period, the Company may:

15.1.1	exclude you from the premises of the Company or any Group Company;

15.1.2	require you to take any accrued but untaken holiday;

15.1.3	require you to carry out alternative duties;

15.1.4	require you to carry out no duties; and/or

15.1.5
instruct you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company, and during any such Garden Leave Period you may not be employed by, or provide services, whether or not paid, to any third party without the consent of the Company and you will keep the Company informed of your whereabouts and how you can be contacted during each working day (except during any periods taken as holiday in the usual way).

15.2	During any such Garden Leave Period:

15.2.1	the Company will be under no obligation to provide any work to you or vest any powers in you;

15.2.2	the Company may employ or appoint any other person to carry out your duties and functions and exercise your powers under this Agreement;

15.2.3
the Company will be entitled to announce to employees, clients or customers, suppliers, agents and consultants and to any other third party that you have been given notice of termination or have resigned (as the case may be);

15.2.4	you will continue to receive your salary and other contractual benefits under this Agreement in the usual way, subject to the terms of any benefit arrangement;

15.2.5	you shall remain an employee of the Company and remain bound by your duties and obligations, whether under this Agreement or otherwise, which shall continue in full force and effect;

15.2.6
you shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointment by the Company or any Group Company to take over your role or responsibilities; and

15.2.7	you shall make yourself available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the business.

15.3
In the event that the Company exercises its rights under clause 15.1 of this Agreement, then any Garden Leave Period shall be set off against and therefore reduce the periods for which the restrictions in clauses 17.2, 17.3 and 17.4 of this Agreement apply.

16.	Termination Without Notice

16.1	Notwithstanding the provisions of clause 14, the Company may terminate your employment without notice or payment in lieu of notice with immediate effect:

16.1.1
if the Board reasonably believes that you are guilty of gross or serious misconduct and/or negligence in connection with or affecting the business of the Company or any Group Company for which you are required to perform your duties;

16.1.2
if the Board reasonably believes that (i) you have committed a serious breach or repeated after warning any breach, or you are guilty of a continuing breach of any of the terms of this Agreement, or (ii) you have wilfully neglected the discharge of your duties and obligations under this Agreement;

16.1.3	if it is found that you did not comply with any lawful order or direction given to you by the Board;

16.1.4
if the Board reasonably believes that you are guilty of bribery, corruption, fraud, dishonesty or conduct tending to bring yourself, the Company or any Group Company into disrepute, including for the avoidance of doubt any criminal offence (except a road traffic offence not involving a custodial sentence);

16.1.5
if you are convicted of any arrestable criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a fine or noncustodial penalty is imposed);

16.1.6	if your conduct, whether inside or outside work, brings you or the Company or any Group Company into disrepute or is seriously prejudicial to the interests of the Company or any Group Company;

16.1.7	if any of the warranties set out in clause 4.1 above are found by the Company to be inaccurate, misleading or untrue;

16.1.8
if you become disqualified or disbarred from membership of, or are subject to any serious disciplinary sanction by, any professional or other body, which undermines the confidence of the CEO in your continued employment with the Company;

16.1.9	if you cease to be eligible to work in the United Kingdom; or

16.1.10	if you are declared bankrupt or have a receiving order made against you or make any general composition with your creditors or take advantage of any statute affording relief for insolvent debtors.

16.2	Any delay by the Company in exercising any right to terminate summarily under clause 16.1 will not constitute a waiver of that right.

16.3	The proper exercise by the Company of its right of termination under clause 16.1 will be without prejudice to any other rights or remedies which the Company or any Group Company may have against you.

16.4	In the event of termination under clause 16.1, the Company shall not be obliged to make any further payment to you except such salary as shall have accrued at the date of termination.

17.	Restrictive Covenants

17.1
You acknowledge that following termination of your employment you will be in a position to compete unfairly with the Company as a result of the Confidential Information, trade secrets and knowledge about the Business, operations, customers, employees and trade connections of the Company and other Group Companies you have acquired or will acquire and through the connections that you have developed and will develop during your employment. You therefore agree to enter into the restrictions in this clause 17 for the purpose of protecting the Company's legitimate business interests and in particular the Confidential Information, goodwill and the stable trained workforce of the Company and all Group Companies.

17.2	You covenant with the Company and each other Group Company that you shall not without the prior written consent of the Board, directly or indirectly, on his own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined below):

17.2.1	for a period of 12 months after the termination of the Appointment solicit or canvass the custom of any Customer (as defined below);

17.2.2	for a period of 12 months after the termination of the Appointment solicit or canvass the custom of any Potential Customer (as defined below);

17.2.3	for a period of 12 months after the termination of the Appointment deal with any Customer;

17.2.4	for a period of 12 months after the termination of the Appointment deal with any Potential Customer;

17.2.5	for a period of 12 months after the termination of the Appointment solicit or entice away, or attempt to entice away from the Company or any Group Company any Restricted Employee (as defined below);

17.2.6	for a period of 6 months after the termination of the Appointment employ, offer to employ or enter into partnership with any Restricted Employee.

17.3
You agree that updating your profile or disseminating information about the termination of your employment with the Company and/or future or prospective employment with any business which is or is intended or about to be competitive with the Restricted Business on a Networking Site (as defined below) will equate to solicitation or canvassing of a Customer or Potential Customer who remains connected to or following you. You agree to delete any connection with any Customer or Potential Customer or Supplier of the Company from any Networking Site on which you have a profile on or before the termination of your employment. You further agree that, following deletion of connections with Customers, Potential Customers and Suppliers in accordance with this clause 17.3, you shall not reconnect with any such person, firm or company or directly or indirectly contact any such person, firm or company through a Networking Site other than on a purely social basis for the period of 6 months after termination of your employment.

17.4
You shall not without the prior written consent of the Board for a period of 12 months after the termination of the Appointment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company:

17.4.1
within the Restricted Territory (as defined below) set up, carry on, be employed in, provide relevant services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange;

17.4.2
endeavour to cause any person, firm or company who is at the date of termination of your employment or at any time during the 12 months immediately prior to such termination was a Restricted Supplier (as defined below) to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.

17.5	In this clause 17 the following expressions have the following meanings:
"Customer" shall mean any person, firm or company who at the date of termination of your employment or at any time during the 12 months immediately prior to such termination was a customer of the Company or any Group Company and from whom you had obtained business on behalf of the Company or any Group Company or to whom you had provided or arranged the provision of goods or services on behalf of the Company or any Group Company or for whom you had management responsibility, at any time during the 12 months immediately prior to such termination;
"Networking Site" shall mean Facebook, LinkedIn, Twitter, Google+ or any similar social or professional networking online sites or applications;
"Potential Customer" shall mean any person, firm or company with whom either you or any other employee of the Company or any Group Company for whom you had, at the date of the negotiations, management responsibility carried out negotiations on behalf of the Company or any Group Company at any time during the period of three months immediately prior either to the start of a Garden Leave Period or to the date of termination of the Appointment where there is no Garden Leave Period with a view to such person, firm or company becoming a customer of the Company or of any Group Company;
"Restricted Business" shall mean the Business or any part of the Business which in either case:

(a)	is carried on by the Company or any Group Company at the date of termination of your employment;

(b)
was carried on by the Company or by any Group Company at any time during the period of six months immediately prior either to the start of a Garden Leave Period or to the date of termination of your employment where there is no Garden Leave Period; or

(c)	is to your knowledge to be carried out by the Company or by any Group Company at any time during the period of six months immediately following the date of termination of your employment;
and which you were materially concerned with or had management responsibility for (or had substantial Confidential Information regarding in either case at any time during the period of 12 months immediately prior to the date of termination of your employment);
"Restricted Employee" shall mean any employee of the Company or any Group Company employed at the date of termination of your employment in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom you had managed or with whom you have worked at any time during the period of 12 months immediately prior to the termination of your employment, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;
"Restricted Supplier" means any supplier to the Company or to any Group Company with whom you had had material personal contact or for whom you have had managerial responsibility during the period of 12 months immediately prior to the termination of your employment;
"Restricted Territory" shall mean England, Scotland, Wales and Northern Ireland together with any other country in which the Company or any other Group Company:

(a)	carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the date of termination of the Appointment;

(b)
carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to the date of termination of the Appointment; or

(c)	is to your knowledge to carry out any Restricted Business at any time during the period of six months immediately following the date of termination of your employment;
and regarding which country at any time during the period of 12 months immediately prior to the date of termination of your employment:

(a)	was materially concerned or worked in;

(b)	had management responsibility for; and/or

(c)	obtained Confidential Information.

17.6
In the event that you receive an offer of employment or request to provide services either during your employment or during the currency of the restrictive periods set out in clause 17, you shall (and the Company may) provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.

17.7	You may be required to amend or remove any information posted on a Networking Site which is deemed to constitute a breach of this clause 17.

17.8
The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.

18.	Intellectual Property Rights

18.1
The parties acknowledge that you may create Inventions (alone or jointly) in the course of your employment with the Company and that you have a special obligation to further the interests of the Company in relation to such Inventions. You shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.

18.2
You acknowledge that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law) you hereby assign, by way of present and future assignment, any and all right, title and interest therein to the Company.

18.3
To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 18.2 (and except to the extent prohibited by or ineffective in law), you hold such property on trust for the Company and hereby grant to the Company an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.

18.4
To the extent that any Inventions created by you (whether alone or jointly) at any time during the course of your employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 18.2, you shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The arbitrator's decision shall be final and binding on the parties and the costs of arbitration shall be borne equally by the parties.

18.5	You agree:

18.5.1
to execute all such documents, both during and after your employment, as the Company may reasonably require to vest in the Company all right, title and interest pursuant to this agreement at the reasonable expense of the Company;

18.5.2
to provide all such information and assistance and do all such further things as the Company may reasonably require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, at the reasonable expense of the Company, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;

18.5.3
to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights at the reasonable expense of the Company;

18.5.4	not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and

18.5.5	to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by you;

18.6
As against the Company, its successors and assigns and any licensee of any of the foregoing, you hereby waive all of his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.

18.7
You acknowledge that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

18.8
You irrevocably appoint the Company as your attorney in your name to sign, execute, do or deliver on your behalf any deed, document or other instrument and to your name for the purpose of giving full effect to this clause.

18.9	Rights and obligations under this agreement shall continue in force after termination of this agreement in respect of any Company Intellectual Property.

19.	Recorded Material and Company Property

19.1
All notes, memoranda, documents, designs, drawings or other recorded material, whether in written or electronic form and all other materials, including but not limited to the Confidential Information (as defined in clause 12), which may have been made or prepared by you, or at your request, or have come into your possession or under your control in the course of your employment and which relate in any way to the business (including prospective business) or affairs of the Company or of any client, customer, supplier, agent, distributor, sub-contractor or employee thereof shall be deemed to be the property of the Company.

19.2
All such material and all property, including any computer equipment (which shall include all cables, cases, disks and related equipment), tablet, mobile telephone and any other electronic device or equipment belonging to the Company that is in your possession or under your control must be returned to the Company upon request, and in any event upon the termination of your employment.

19.3
You will co-operate with any request from the Company to provide access (including disclosing passwords) to any equipment of the type referred to in clause 19.2, whether or not owned by the Company (and any website or cloud storage) which contains information or materials relating to the Company or any of its clients, employees or suppliers. You will permit the Company to inspect, copy or remove any material relating to the business of the Company.

20.	Data Protection

20.1
In this clause "Employee Privacy Notice " means a notice (or notices) providing information under Articles 13 and 14 of the General Data Protection Regulation together with any applicable local data protection laws regarding the processing of your personal data in connection with this Agreement and your employment relationship.

20.2	You confirm that you had read and understood each of (a) the Company's data protection policy, and (b) the Employee Privacy Notice, both of which are available from the HR team.

20.3	You shall use all reasonable endeavours to keep the Company informed of any changes to your personal data.

20.4
You acknowledge that in the course of your employment you will have access to personal data and special categories of data relating to other employees and client/customers or contacts at clients/customers and agree to comply with the Company's data protection policies and procedures in respect of such data at all times.

20.5
The Company may change its data protection policy and update the Employee Privacy Notice at any time and will notify employees in writing of any changes. The Employee Privacy Notice does not form part of your contract of employment.

21.	Internet, E-Mail and Social Media
Please refer to the Company's Internet, Email and Social Media Policy, which for the avoidance of doubt does not form part of your contract.

22.	Ethical Business Conduct
The Company has a zero tolerance of unethical business practices. You will be required to adhere to the Conmed Corporation Code of Business Conduct and Ethics, a copy of which will has already been given to you and your attention is also drawn to information concerning the application of the Bribery Act 2010 which is in the Employee Handbook. Breach of Company policies on ethical conduct will be treated as a disciplinary matter and may result in immediate termination of your employment.

23.	Reconstruction and Amalgamation

23.1
If your employment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, you shall have no claim against the Company or any Group Company or any such undertaking arising out of or connected with the termination.

23.2
If at any time you have been offered but have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire not less than 50 per cent of the equity share capital of the Company, the Company may terminate your employment by such notice as is required by section 86 of the Employment Rights Act 1996 given within one month of such offer.

24.	Collective Agreements
There are no collective agreements affecting your terms and conditions of employment.

25.	Miscellaneous

25.1
A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

25.2	A notice required to be given under this Agreement shall be validly given if sent by e-mail.

25.3
You shall pay and fully indemnify the Company against all income tax payable by the Company on your behalf by reason of the provision any of the benefits received by you under this Agreement. The Company shall be entitled to make deductions from your salary or other payments due to you to satisfy any such income tax liability.

25.4
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement which shall remain in full force and effect. If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.

25.5
This Agreement may be executed in any number of counterparts, each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

26.	Entire Agreement

26.1
This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

26.2
Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

26.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

26.4	Nothing in this clause 26 shall limit or exclude any liability for fraud.

27.	No Assignment
Neither this Agreement nor any of the benefits under it will be assignable by you.

28.	Third Party Rights
No one other than a party to this agreement, except any Group Company, shall have any right to enforce any of its terms.

29.	Non-Waiver
No failure by the Company or any relevant Group Company to exercise, nor any delay by the Company or any relevant Group Company in exercising, any right, power or remedy under this Agreement will operate as a waiver of that or any other right, power or remedy of the Company or any relevant Group Company nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

30.	Variation
The Company reserves the right to make reasonable changes to these terms and conditions, including reasonable changes to your job function. You will be deemed to accept any such minor changes unless you notify the Company in writing to the contrary.
31.    Applicable Law and Jurisdiction
This contract shall be governed by and construed in accordance with the laws of England whose Courts shall have exclusive jurisdiction.

IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement.

Executed as a deed by CONMED U.K. LIMITED by a director in the presence of a witness:		Signature	/s/Daniel S. Jonas

		Name (block capitals)	DANIEL S. JONAS
Director

Witness signature	/s/ Kimberly Lockwood

Witness name	KIMBERLY LOCKWOOD
(block capitals)

Witness address	On file with Company

Signed as a deed by PAT BEYER in the presence of:		Signature	/s/ Pat Beyer

Witness signature	/s/ Nina Brophy

Witness name	NINA BROPHY
(block capitals)

Witness address	On file with Company